Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
October 28, 2014

Media Contact:	Investor Contact:
Melanie Moir	Bill Valach
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7395

Portland General Electric announces third quarter results

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $39 million, or 47 cents per diluted share, for the third quarter of 2014. This compares with net income of $31 million, or 40 cents per diluted share, for the third quarter of 2013. The increase in earnings was driven by an increase in the volume and price of energy deliveries, lower net variable power costs, and an increased allowance for equity funds used during construction for the company’s three new generating resources. Increased energy deliveries were driven by warmer weather and increased demand from new construction and high tech industry expansion. Also, the Company is narrowing its full year earnings guidance range from $2.05 - $2.20 per share to $2.10 - $2.20 per share.

“PGE’s strong third quarter results can be attributed to the continued strong operational performance across the company and positive economic trends in our service area,” said Jim Piro, president and chief executive officer. “Construction of our three new generating resources is proceeding on time and on budget, we have reached settlement on all issues in our 2015 general rate case, and we are on track to meet our financial and operating objectives for the year.”

Company updates

•	Generation projects: Port Westward 2 and Tucannon River Wind Farm are in their final phases of construction and Carty Generating Station continues to progress on schedule.

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Tucannon River Wind Farm is a 267 megawatt wind farm in southeastern Washington. Construction continues to progress on schedule and our current expectation is for the resource to be online in December 2014 or early Q1 2015, at an estimated cost of $500 million, excluding allowance for funds used during construction (AFDC). Turbine delivery and erection has been completed and testing is underway.

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Port Westward Unit 2, a 220 megawatt natural gas-fired capacity resource, is expected to be placed in service during Q1 of 2015. The project is in the final phase of construction and initial testing has begun. The estimated cost of the project is $300 million, excluding AFDC.

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Carty Generating Station, a 440 megawatt natural gas-fired baseload power plant, is expected to be placed in service in mid-2016 at an estimated cost of $450 million, excluding AFDC. Foundation work continues for the gas and steam turbines and the cooling tower and heat recovery steam generating equipment is being delivered and installed.

Exhibit 99.1

•
2015 General rate case filing: During the third quarter of 2014, PGE, Oregon Public Utility Commission (OPUC) Staff and interveners reached an agreement that resolved all remaining matters in the general rate case. Parties have agreed to:

•Return on equity of 9.68%;
•Capital structure of 50 percent debt and 50 percent equity;
•Cost of capital of 7.56%;

•	A rate base of $3.8 billion - (which is based on a stipulated in-service amount of $323 million for Port Westward 2 and $525 million for Tucannon River Wind Farm)

The estimated net increase in annual revenues is $17 million which approximates a 1 percent overall increase in customer prices. PGE expects the OPUC to issue a final order with approved price changes before the end of 2014. New customer prices are expected to become effective in 2015, with a price decrease related to base business and customer credits effective January 1 and two price increases to be effective as the two new generating plants become operational.

Third quarter operating results

Retail revenues increased $31 million, or 8 percent, to $434 million for the third quarter of 2014 from $403 million for the third quarter of 2013. The increase consisted of:

•
$17 million increase related to an overall 4.1 percent higher volume of energy delivered in the third quarter of 2014 compared with the third quarter of 2013 with residential, commercial and industrial energy deliveries increasing 5.2 percent, 3.5 percent, and 3.6 percent respectively;

•	$16 million increase resulting from the January 1, 2014 price increase authorized by the OPUC in the company’s 2014 general rate case; and

•	$5 million increase related to the 2014 collection of costs deferred in 2012 related to four capital projects; partially offset by

•
$6 million decrease related to the decoupling mechanism, with a $7 million potential refund to customers recorded in the third quarter of 2014 compared with a $1 million potential refund recorded for the third quarter of 2013.

Net variable power cost, which consists of purchased power and fuel expense net of wholesale revenues, decreased approximately $5 million for the third quarter of 2014 compared with the third quarter of 2013. The decrease was due to the following:

•	$17 million increase in wholesale revenue due to a 72 percent increase in wholesale sales volume and an average price increase of 4 percent; offset by,

•
$12 million increase in power costs driven by a $21 million increase from an 11 percent increase in total system load, offset by a $9 million decrease due to a 4 percent decline in the average variable power cost per MWh.

The decrease in the average variable power cost was driven largely by an increase in energy received from thermal generation, which was partially offset by declines in energy received from hydro resources and wind generating resources. During the third quarter of 2013, the Company experienced unplanned outages at its Colstrip, Boardman, and Coyote Springs plants. These outages drove an increase in the average cost per MWh as a result of the replacement of such energy with higher-cost purchased power during that period. For the third quarters of 2014 and 2013, actual net variable power costs were $5 million and $9 million, respectively above the annual power cost update tariff baseline. Year to date net variable power costs are within the deadband of the Power Cost Adjustment Mechanism (PCAM); accordingly, no estimated collection from, or refund to customers has been recorded.

Exhibit 99.1

Production and distribution expense increased $6 million, or 11 percent, in the third quarter of 2014 compared with the third quarter of 2013. The increase is largely due to $4 million higher maintenance expenses at PGE’s generation facilities, $1 million higher substation and line maintenance expenses, and $1 million additional operating costs as a result of the Company’s ownership interest in Boardman increasing to 80% from 65% on December 31, 2013.

Administrative and other expense in the third quarter of 2014 increased $5 million, or 10%, compared with the third quarter of 2013, driven by $4 million more incentive compensation expense in 2014 largely resulting from the higher expected net income in 2014. In the third quarter 2014, pension expense decreased by $1 million, which was offset by increases in other expenses.

Depreciation and amortization expense increased $14 million, or 23 percent, in the third quarter of 2014 compared with the third quarter of 2013, with $9 million related to timing of the deferral and amortization of costs of four capital projects as authorized in the company’s 2011 General Rate Case. In the third quarter of 2013, PGE deferred $5 million of costs related to these four projects and in the third quarter of 2014, the company recorded $4 million of amortization expense related to the recovery of these costs (offset in retail revenues). Capital additions also increased depreciation and amortization expense by $3 million.

Interest expense decreased $2 million, or 8 percent, in the third quarter of 2014 compared with the third quarter of 2013, as a $5 million decrease related to higher AFDC from the construction of three new generation projects, was partially offset by an increase related to a higher average balance of debt outstanding.

Other income, net, increased $5 million in the third quarter of 2014 compared with the third quarter of 2013 due to a $7 million increase in AFDC from the construction of three new generation projects, partially offset by lower earnings on the non-qualified benefit plan trust assets.

Income tax expense was $16 million in the third quarter of 2014 compared with $4 million in the third quarter of 2013. The increase is largely due to higher pre-tax income for 2014 compared to 2013, combined with an increase related to the timing of the recognition of production tax credits.

2014 earnings guidance

PGE is narrowing its full-year 2014 earnings guidance from $2.05 - $2.20 per share to $2.10 - $2.20 per share. Earnings guidance is based on the following assumptions:

•	Normal levels of hydro, wind and thermal generation for the remainder of the year;

•	Operating and maintenance costs between $475 and $495 million, a reduction of $5 million from prior guidance;

•	Depreciation and amortization expense between $295 and $305 million; and

•	Capital expenditures of approximately $980 million.

Third quarter 2014 earnings call and web cast — Oct. 28

PGE will host a conference call with financial analysts and investors on Tue., Oct. 28, at 11 a.m. ET. The conference call will be webcast live on the PGE website at portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Tue., Oct. 28 through Tue., Nov. 4.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

Exhibit 99.1

The attached unaudited condensed consolidated statements of operations, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

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About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 843,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity; the sale of excess energy during periods of low demand or low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.

POR-F
Source: Portland General Electric Company

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues, net	$484	$435	$1,400	$1,311
Operating expenses:
Purchased power and fuel	202	190	528	538
Production and distribution	60	54	181	169
Cascade Crossing transmission project	—	—	—	52
Administrative and other	54	49	164	158
Depreciation and amortization	76	62	224	186
Taxes other than income taxes	27	27	82	79
Total operating expenses	419	382	1,179	1,182
Income from operations	65	53	221	129
Interest expense (1)	23	25	71	75
Other income:
Allowance for equity funds used during construction	11	4	26	8
Miscellaneous income, net	1	3	1	5
Other income, net	12	7	27	13
Income before income tax expense	54	35	177	67
Income tax expense	16	4	46	10
Net income	38	31	131	57
Less: net loss attributable to noncontrolling interests	(1)	—	(1)	(1)
Net income attributable to Portland General Electric Company	$39	$31	$132	$58

Weighted-average shares outstanding (in thousands):
Basic	78,203	77,637	78,170	76,401
Diluted	80,225	78,330	79,977	76,703
Earnings per share:
Basic	$0.48	$0.40	$1.67	$0.76
Diluted	$0.47	$0.40	$1.63	$0.76
Dividends declared per common share	$0.280	$0.275	$0.835	$0.820

(1) Includes an allowance for borrowed funds used during construction of	$7	$2	$15	$4

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$97	$107
Accounts receivable, net	156	146
Unbilled revenues	73	104
Inventories	84	65
Regulatory assets—current	56	66
Other current assets	76	103
Total current assets	542	591
Electric utility plant, net	5,553	4,880
Regulatory assets—noncurrent	396	464
Nuclear decommissioning trust	89	82
Non-qualified benefit plan trust	33	35
Other noncurrent assets	44	49
Total assets	$6,657	$6,101

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$157	$173
Liabilities from price risk management activities - current	44	49
Current portion of long-term debt	70	—
Accrued expenses and other current liabilities	211	171
Total current liabilities	482	393
Long-term debt, net of current portion	2,251	1,916
Regulatory liabilities—noncurrent	940	865
Deferred income taxes	626	586
Unfunded status of pension and postretirement plans	163	154
Asset retirement obligations	107	100
Non-qualified benefit plan liabilities	101	101
Liabilities from price risk management activities—noncurrent	78	141
Other noncurrent liabilities	20	25
Total liabilities	4,768	4,281
Total equity	1,889	1,820
Total liabilities and equity	$6,657	$6,101

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$131	$57
Depreciation and amortization	224	186
Capitalized costs expensed related to Cascade Crossing	—	52
Other non-cash income and expenses, net included in Net income	61	40
Changes in working capital	65	94
Proceeds received from legal settlement	6	44
Other, net	(14)	(14)
Net cash provided by operating activities	473	459
Cash flows from investing activities:
Capital expenditures	(824)	(453)
Contribution to Nuclear decommissioning trust	(6)	(44)
Other, net	9	6
Net cash used in investing activities	(821)	(491)
Cash flows from financing activities:
Net issuance of long-term debt	404	123
Proceeds from issuance of common stock, net of issuance costs	—	67
Maturities of commercial paper, net	—	(17)
Dividends paid	(66)	(62)
Net cash provided by financing activities	338	111
Change in cash and cash equivalents	(10)	79
Cash and cash equivalents, beginning of period	107	12
Cash and cash equivalents, end of period	$97	$91

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues (dollars in millions):
Retail:
Residential	$208	$186	$653	$611
Commercial	176	162	493	461
Industrial	59	55	164	160
Subtotal	443	403	1,310	1,232
Other retail revenues, net	(9)	—	(11)	(6)
Total retail revenues	434	403	1,299	1,226
Wholesale revenues	39	22	73	59
Other operating revenues	11	10	28	26
Total revenues	$484	$435	$1,400	$1,311

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,746	1,660	5,472	5,469
Commercial	1,872	1,811	5,198	5,132
Industrial	848	823	2,373	2,378
Total retail energy sales	4,466	4,294	13,043	12,979
Retail energy deliveries:
Commercial	154	146	423	408
Industrial	290	275	823	808
Total retail energy deliveries	444	421	1,246	1,216
Total retail energy sales and deliveries	4,910	4,715	14,289	14,195
Wholesale energy deliveries	999	581	1,892	1,892
Total energy sold and delivered	5,909	5,296	16,181	16,087

Number of retail customers at end of period:
Residential			736,289	729,512
Commercial			106,188	105,315
Industrial			203	202
Direct access			430	511
Total retail customers			843,110	835,540

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,479	830	3,079	2,985
Natural gas	1,282	1,096	2,273	2,300
Total thermal	2,761	1,926	5,352	5,285
Hydro	311	314	1,292	1,231
Wind	332	372	953	1,001
Total generation	3,404	2,612	7,597	7,517
Purchased power:
Term	916	940	4,698	4,821
Hydro	352	385	1,219	1,286
Wind	102	92	267	269
Spot	977	1,147	2,018	1,850
Total purchased power	2,347	2,564	8,202	8,226
Total system load	5,751	5,176	15,799	15,743
Less: wholesale sales	(999)	(581)	(1,892)	(1,892)
Retail load requirement	4,752	4,595	13,907	13,851

	Heating Degree-days		Cooling Degree-days
	2014	2013	2014	2013
First quarter	1,891	1,902	—	—
Average	1,864	1,850	—	—
Second quarter	530	593	57	82
Average	713	721	70	68
Third quarter	18	90	579	457
Average	85	82	382	385
Year-to-date	2,439	2,585	636	539
Year-to-date average *	2,662	2,653	452	453
* — “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).